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                                                                  EXHIBIT 10.19

                      PURCHASE ORDER TERMS AND CONDITIONS

1. ACCEPTANCE: Seller has read and understands this order and agrees that Seller's written acceptance or commencement of any work or service under this order shall constitute Seller's acceptance of these terms and conditions only. All terms and conditions proposed by Seller which are different from or in addition to this order are unacceptable to Buyer, are expressly rejected by Buyer, and shall not become a part of this order. Any modifications to this order shall be made in accordance with Paragraph 31.

2. SHIPPING, BILLING AND FLSA CERTIFICATION: Seller agrees (a) to properly pack, mark and ship goods in accordance with the requirements of Buyer and involved carriers in a manner to secure lowest transportation cost; (b) to route shipments in accordance with instructions from Buyer's Traffic Department; (c) to make no charge for handling, packaging, storage, transportation or drayage of goods unless otherwise stated in this order; (d) to provide with each shipment packaging slips with Buyer's order number marked thereon; (e) to properly mark each package with this order number, the factory, plant and dock number, and where multiple packages comprise a single shipment, to consecutively number each package; and (f) to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Buyer's instructions. Seller will include on bills of lading or other shipping receipts correct classification identification of the goods shipped in accordance with Buyer's instructions and carriers requirements. The marks on each package and identification of the goods on packing slips, bills of lading and invoices shall be sufficient to enable Buyer to easily identify the goods purchased. Seller further agrees: (a) to promptly render, after delivery of goods or performance of services, correct and complete invoices to Buyer; and
(b) to accept payment by check or, at Buyer's discretion, other cash equivalent including (electronic transfer of funds). Seller's invoice must include a certification that all goods were produced in compliance with the applicable requirements of sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and of regulation and orders of the United States Department of Labor issued in connection therewith. The payment date is set forth on the face side of this order, or if not stated, shall be on the 25th day of the month following Buyer's receipt of a proper invoice (except as may otherwise be agreed upon by Buyer and Seller in connection with a program providing for electronic funds transfer). Time for payment shall not begin until correct and complete invoices are received, and Seller's cash discount privileges to Buyer shall be extended until such time as payment is due. Buyer may withhold payment pending receipt of evidence, in such form and detail as Buyer may direct, of the absence of any liens, encumbrances and claims on the goods or services under this order.

3. DELIVERY SCHEDULES: Deliveries shall be made both in quantities and at times specified in Buyer's schedules. Buyer shall not be required to make payment for goods delivered to Buyer which are in excess of quantities specified in Buyer's delivery schedules. Buyer may change rate of scheduled shipments or direct temporary suspension of scheduled shipments, neither of which shall entitle Seller to a modification of the price for goods or services covered by this order. For orders of goods where quantities and/or delivery schedules are not specified, Seller shall deliver goods in such quantities and times as Buyer may direct in subsequent releases.



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4. PREMIUM SHIPMENTS:  If Seller's acts or omissions result in Seller's failure to meet Buyer's delivery requirements and Buyer requires a more expeditious method of transportation for the goods than the transportation method originally specified by Buyer, Seller shall, at Buyer's option, (i) promptly reimburse Buyer the difference in cost between the more expeditious method and the original method, (ii) allow Buyer to reduce its payment of Seller's invoices by such difference, or (iii) ship the goods as expeditiously as possible at Seller's expense and invoice Buyer for the amount which Buyer would have paid for normal shipment.

5. CHANGES: Buyer reserves the right at any time to direct changes, or cause Seller to make changes, to drawings and specifications of the goods or to otherwise change the scope of the work covered by this order, including work with respect to such matters as inspection, testing or quality control, and Seller agrees to promptly make such changes; any difference in price or time for performance resulting from such changes shall be equitably adjusted by Buyer after receipt of documentation in such form and detail as Buyer may direct. Any changes to this order shall be made in accordance with Paragraph 31.

6. INSPECTION: Seller agrees that Buyer shall have the right to enter Seller's facility at reasonable times to inspect the facility, goods, materials and any property of Buyer covered by this order. Buyer's inspection of the goods; whether during manufacture, prior to delivery or within a reasonable time after delivery, shall not constitute acceptance of any work-in-process or finished goods.

7. NONCONFORMING GOODS: To the extent Buyer rejects goods as nonconforming, the quantities under this order will automatically be reduced unless Buyer otherwise notifies Seller. Seller will not replace quantities so reduced without a new order or schedule from Buyer. Nonconforming goods will be held by Buyer for disposition in accordance with Seller's instructions at Seller's risk. Seller's failure to provide written instructions within ten (10) days, or such shorter period as may be commercially reasonable under the circumstances, after notice of nonconformity shall entitle Buyer, at Buyer's option, to charge Seller for storage and handling, or to dispose of the goods, without liability to Seller. Payment for nonconforming goods shall not constitute an acceptance thereof, limit or impair Buyer's right to assert any legal or equitable remedy, or relieve Seller's responsibility for latent defects.

8. FORCE MAJEURE: Any delay or failure of either party to perform its obligations hereunder shall be excused if, and to the extent that it is caused by an event or occurence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, action by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within ten (10) days. During the period of such delay or failure to perform by Seller, Buyer, at its option, may purchase goods from other sources and reduce its schedules to Seller by


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such quantities, without liability to Seller, or have Seller provide the goods from other sources in quantities and at times requested by Buyer and at the price set forth in this order. If requested by the Buyer, Seller shall, within ten (10) days of such request, provide adequate assurances that the delay shall not exceed thirty (30) days. If the delay lasts more than thirty
(30) days or Seller does not provide adequate assurance that the delay will cease within thirty (30) days, Buyer may immediately cancel the order without liability.

9. WARRANTY: Seller expressly warrants that all goods or services covered by this order will conform to the specifications, drawings, samples, or descriptions furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows of Buyer's intended use and expressly warrants that all goods covered by this order which have been selected, designed, manufactured, or assembled by Seller, based upon Buyer's stated use, will be fit and sufficient for the particular purposes intended by Buyer.

10. INGREDIENTS DISCLOSURE AND SPECIAL WARNINGS AND INSTRUCTIONS: If requested by Buyer, Seller shall promptly furnish to Buyer in such form and detail as Buyer may direct (a) a list of all ingredients in the goods purchased hereunder; (b) the amount of one or more ingredients; and (c) information concerning any changes in or additions to such ingredients. Prior to and with the shipment of the goods purchased hereunder, Seller agrees to furnish to Buyer sufficient warning and notice in writing (including appropriate labels on goods, containers and packing) of any hazardous material which is an ingredient or a part of any of the goods, together with such special handling instructions as may be necessary to advise carriers, Buyer, and the respective employees of how to exercise that measure of care and precaution which will best prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the goods, containers and packing shipped to Buyer.

11. INSOLVENCY: Buyer may immediately cancel this order without liability to Seller in the event of the happening of any of the following or any other comparable event: (a) insolvency of the Seller; (b) filing of a voluntary petition in bankruptcy by Seller; (c) filing of any involuntary petition in bankruptcy against Seller; (d) appointment of a receiver or trustee for Seller;
(e) or execution of an assignment for the benefit of creditors by Seller, provided that such petition, appointment, or assignment is not vacated or nullified within fifteen (15) days of such event.

12. CANCELLATION FOR BREACH: Buyer reserves the right to cancel all or any part of this order, without liability to Seller, if Seller: (a) repudiates or breaches any of the terms of this order, including Seller's warranties; (b) fails to perform services or deliver goods as specified by Buyer; or (c) fails to make progress so as to endanger timely and proper completion of services or delivery of goods; and does not correct such failure or breach within ten (10) days (or such shorter period of time if commercially reasonable under the circumstances) after receipt of written notice from Buyer specifying such failure or breach.

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13. TERMINATION:  In addition to any other rights of Buyer to cancel or terminate this order, Buyer may at its option immediately terminate all or any part of this order, at any time and for any reason, by giving written notice to Seller. Upon such termination, Buyer shall pay to Seller the following amounts without duplication: (a) the order price for all goods or services which have been completed in accordance with this order and not previously paid for; and
(b) the actual costs of work-in-process and raw materials incurred by Seller in furnishing the goods or services under this order to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting principles to the terminated portion of this order; less, however, the reasonable value or cost (whichever is higher) of any goods or materials used or sold by Seller with Buyer's written consent, and the cost of any damaged or destroyed goods or material. Buyer will make no payments for finished goods, work-in-process or raw materials fabricated or procured by Seller in amounts in excess of those authorized in delivery releases nor for any undelivered goods which are in Seller's standard stock or which are readily marketable. Payments made under this Paragraph shall not exceed the aggregate price payable by Buyer for finished goods which would be produced by Seller under delivery or release schedules outstanding at the date of termination. Except as provided in this Paragraph, Buyer shall not be liable for and shall not be required to make payments to Seller, directly or on account of claims by Seller's subcontractors, for loss of anticipated profit, unabsorbed overhead, interest on claims, product development and engineering costs, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, and general and administrative burden charges from termination of this order. Within sixty (60) days from the effective date of termination, Seller shall submit a comprehensive termination claim to Buyer with sufficient supporting data to permit Buyer's audit, and shall thereafter promptly furnish such supplemental and supporting information as Buyer shall request. Buyer, or its agents, shall have the right to audit and examine all books, records, facilities, work, material, inventories and other items relating to any termination claim of Seller.

14. INTELLECTUAL PROPERTY: Seller agrees: (a) to defend, hold harmless and indemnify Buyer, its successors and customers against all claims, demands, losses, suits, damages, liability and expenses (including reasonable attorney fees) arising out of any suit, claim or action for actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark, copyright or mask work right by reason of the manufacture, use or sale of the goods or services ordered including infringement arising out of compliance with specifications furnished by Buyer or for actual or alleged misuse or misappropriation of a trade secret resulting directly or indirectly from Seller's actions; (b) to waive any claim against Buyer under the Uniform Commercial Code or otherwise, including any hold harmless or similar claim, in any way related to a claim asserted against Seller or Buyer for patent, trademark, copyright or mask work right infringement or the like, including claims arising out of compliance with specifications furnished by Buyer; and (c) to grant to Buyer a worldwide, nonexclusive, royalty-free, irrevocable license to repair and have repaired, to reconstruct and have reconstructed the goods ordered hereunder. Seller assigns to Buyer all right, title and interest in and to all trademarks, copyrights and mask work rights in any material created for Buyer under this order.


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15. TECHNICAL INFORMATION DISCLOSED TO BUYER:  Seller agrees not to assert any claim (other than a claim for patent infringement) with respect to any technical information which Seller shall have disclosed or may hereafter disclose to Buyer in connection with the goods or services covered by this order.

16. INDEMNIFICATION: If Seller performs any work on Buyer's premises or utilizes the property of Buyer, whether on or off Buyer's premises, Seller shall indemnify and hold Buyer harmless from and against any liability, claims, demands or expenses (including reasonable attorney fees) for damages to the property of or injuries (including death) to Buyer, its employees or any other person arising from or in connection with Seller's performance of work or use of Buyer's property except for such liability, claim, or demand arising out of the sole negligence of Buyer.

17. INSURANCE: Seller shall maintain insurance coverage in amounts not less than the following: (a) Worker's Compensation - Statutory Limits for the state or states in which this order is to be performed (or evidence of authority to self-insure); (b) Employer's Liability - $250,000; (c) Comprehensive General Liability (including Products/Completed Operations and Blanket Contractual Liability) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury, and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit; and (d) Automobile Liability (including owned, non-owned and hired vehicles) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit. At Buyer's request, Seller shall furnish to Buyer certificates of insurance setting forth the amount(s) of coverage, policy number(s) and date(s) of expiration for insurance maintained by Seller and, if further requested by Buyer, such certificates will provide that Buyer shall receive thirty (30) days prior written notification from the insurer of any termination or reduction in the amount or scope of coverages. Seller's purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release Seller of its obligations or liabilities under this order. In the event of Seller's breach of this provision, Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivered or services rendered prior to cancellation.

18. TOOLS: Unless otherwise agreed to by Buyer, Seller at its own expense shall furnish, keep in good condition, and replace when necessary all tools, jigs, dies, gauges, fixtures, molds and patterns ("tools") necessary for the production of the goods. The cost of changes to the Tools necessary to make design and specification changes authorized by Buyer shall be paid for by Buyer. Seller shall insure the Tools with full fire and extended coverage insurance for the replacement value thereof. Seller grants Buyer an irrevocable option to take possession of and title to the Tools that are special for the production of the goods upon payment to Seller of the book value thereof less any amount which Buyer has previously paid to seller for the cost of such Tools; provided, however, that this option shall not apply if such Tools are used to produce goods

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that are the standard stock of Seller or if a substantial quantity of like goods are being sold by Seller to others.

19. BAILED PROPERTY: All supplies, materials, tools, jigs, dies, gauges, fixtures, molds, patterns, equipment and other items furnished by Buyer, either directly or indirectly to Seller to perform this order, or for which Seller has been reimbursed by Buyer, shall be and remain the property of Buyer. Seller shall bear the risk of loss of and damage to Buyer's property. Buyer's property shall at all times be properly housed and maintained by Seller; shall not be used by Seller for any purpose other than the performance of this order; shall be deemed to be personalty; shall be conspicuously marked "Property of General Motors Corporation" by Seller; shall not be commingled with the property of Seller or with that of a third person and shall not be moved from Seller's premises without Buyer's prior written approval. Upon the request of Buyer, such property shall be immediately released to Buyer or delivered to Buyer by Seller, either (i) F.O.B. transport equipment at Seller's plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (ii) to any location designated by Buyer, in which event Buyer shall pay to Seller the reasonable cost of delivering such property to such location. Buyer shall have the right to enter onto Seller's premises at all reasonable times to inspect such property and Seller's records with respect thereto.

20. REMEDIES: The rights and remedies reserved to Buyer in this order shall be cumulative, and additional to all other or further remedies provided in law or equity.

21. DUTY DRAWBACK RIGHTS: This order includes all related customs duty and import drawback rights, if any, (including rights developed by substitution and rights which may be acquired from Seller's suppliers) which Seller can transfer to Buyer. Seller agrees to inform Buyer of the existence of any such rights and upon request to supply such documents as may be required to obtain such drawback.

22. SETOFF: In addition to any right of setoff provided by law, all amounts due Seller shall be considered net of indebtedness of Seller to General Motors Corporation and its subsidiaries; and General Motors Corporation may deduct any amounts due or to become due from Seller to General Motors Corporation and its subsidiaries from any sums due or to become due General Motors Corporation to Seller.

23. ADVERTISING: Seller shall not, without first obtaining the written consent of Buyer, in any manner advertise or publish the fact that Seller has contracted to furnish Buyer the goods or services herein ordered, or use any trademarks or tradenames of Buyer in Seller's advertising or promotional materials. In the event of Seller's breach of this provision Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivered or services rendered prior to cancellation.


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24. GOVERNMENT COMPLIANCE:  Seller agrees to comply with all federal, state and local laws, Executive Orders, rules, regulations and ordinances which may be applicable to Seller's performance of its obligations under this order.

25. EQUAL OPPORTUNITY AND AFFIRMATIVE ACTION: This order incorporates by reference: (a) all provisions of 41 C.F.R. 60-1.4, as amended, pertaining to the equal opportunity clause in government contracts; (b) all provisions of 41 C.F.R. 60-250, as amended, pertaining to affirmative action for disabled veterans of the Vietnam Era; and (c) all provisions of 41 C.F.R. 60-741, as amended, pertaining to affirmative action for handicapped workers. Seller certifies that it is in compliance with all applicable provisions of 41 C.F.R. 60-1, including but not limited to: (a) developing and presently having in full force and effect a written affirmative action compliance program for each of its establishments as required by 41 C.F.R. 60-1.40, as amended; (b) filing EEO-1 Reports as required by 41 C.F.R. 60-1.7, as amended; and (c) neither maintaining segregated facilities nor permitting its employees to perform services at segregated facilities as prohibited by 41 C.F.R. 60-1.8 as amended. Buyer requests that Seller adopt and implement a policy to extend employment opportunities to qualified applicants and employees on an equal basis regardless of an individual's age, race, color, sex, religion or national origin.

26. NO IMPLIED WAIVER: The failure of either party at any time to require performance by the other party of any provision of this order shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this order constitute a waiver by any succeeding breach of the same or any other provision.

27. NON-ASSIGNMENT: Seller may not assign or delegate its obligations under this order without Buyer's prior written consent.

28. RELATIONSHIP OF PARTIES: Seller and Buyer are independent contracting parties and nothing in this order shall make either party the agent or legal representative of the other for any purchase whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

29. GOVERNING LAW: This order is to be construed according to the laws of the state from which this order issues as shown in the address of Buyer on the face side of this order.

30. SEVERABILITY: If any term of this order is invalid or unenforceable under any statue, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this order shall remain in full force and effect.

31. ENTIRE AGREEMENT: This order, together with the attachments, exhibits, or supplements, specifically referenced in this order, constitutes the entire agreement between Seller and Buyer respect to the matter contained herein and supersedes all prior oral or written

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representations and agreements.  This order may only be modified by a purchased order amendment/alteration issued by Buyer.



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